Exhibit 99.1

Contacts:

Bruce J. Haber

Emergent Group/PRI Medical

(914) 235-5550, x. 12

bhaber@primedical.net

Thomas C. Blum

G.C. Andersen Partners, LLC

(212) 842-1608

tblum@andersenllc.com

FOR IMMEDIATE RELEASE

Emergent Group/PRI Medical to be acquired by Universal Hospital Services

SUN VALLEY, CA, February 7, 2011 — Emergent Group Inc. (NYSE Amex Equities: LZR), a leading provider of mobile medical lasers and surgical equipment through its wholly owned subsidiary, PRI Medical Technologies, Inc., today announced that it has signed a definitive agreement with Universal Hospital Services, Inc. (UHS), whereby UHS will make a cash tender offer of $8.46 per share for all outstanding shares of Emergent Group after a customary “go-shop” period of 21 days.  UHS has estimated that the total enterprise value of the transaction including debt assumption is approximately $70 million.

Assuming that UHS acquires at least 65% of the outstanding shares on a fully diluted basis, UHS intends to promptly take appropriate action to merge Emergent Group into a wholly-owned UHS subsidiary and pay all-non-tendering holders of Emergent Group the same consideration per share as paid in the tender offer.  The directors and executive officers of Emergent Group, holding in the aggregate approximately 47% of the outstanding shares, have agreed to tender their shares in the tender offer unless it is terminated as a result of a superior proposal.

The tender offer is expected to commence in early March 2011.  The transaction is not subject to a financing condition.  The companies expect to close the transaction within 45 to 90 days.

“This transaction represents a new opportunity for PRI Medical and its employees to bring its cost-effective solutions nationwide through Universal Hospital Services’ extensive distribution network covering all 50 states,” said Bruce J. Haber, Chairman and CEO of both Emergent Group and PRI Medical.  “We also believe that the transaction will be highly beneficial to shareholders.  Emergent Group’s leadership has always acted with our shareholders in mind, as evidenced by our past efforts to enhance shareholder value and our Board’s declarations of sizeable annual dividends.”

PRI Medical currently operates in 16 states and provides surgical equipment and laser technology to hospitals, outpatient surgery centers and physicians’ offices.  The equipment is supplied with specialized technicians, who support its proper operation and maintenance.  PRI Medical also sells its customers the consumable items required for the equipment’s operation.  The company’s equipment rentals allow hospitals and other providers to conserve capital and upgrade to new, cost-effective, physician-preferred medical technologies used primarily to treat the rapidly growing older population.  PRI Medical also has partnered with medical technology manufacturers, recommending rentals as one alternative to their long selling cycles and, thus, opening up additional revenue streams for them.

“PRI Medical will allow us to expand our offerings into state-of-the-art surgical equipment and services for our hospital and surgery center customers,” said Gary Blackford, Chairman and CEO of UHS. “It will enhance and expand our ability to meet our commitment to our customers to bring comprehensive solutions that reduce costs, increase efficiencies and drive better health care outcomes.”

IMPORTANT INFORMATION AND WHERE TO FIND IT

This press release is not an offer to purchase or a solicitation of an offer to sell any securities of Emergent Group Inc.  The planned tender offer by UHS for all of the outstanding shares of common stock of Emergent Group has not yet been commenced.  Upon commencement of the tender offer, UHS will mail to Emergent Group stockholders an offer to purchase and related materials and Emergent Group will mail to its stockholders a solicitation/recommendation statement with respect to such tender offer.  UHS will file its offer to purchase with the Securities and Exchange Commission (the “SEC”) on Schedule TO and Emergent Group will file its solicitation/recommendation statement with the SEC on Schedule 14D-9.  Emergent Group stockholders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer.  Emergent Group stockholders may obtain a free copy of these materials (when they become available) and other documents filed by UHS or Emergent Group with the SEC at the website maintained by the SEC at www.sec.gov.  The offer to purchase and related materials, the solicitation/recommendation statement, the Schedule TO, and the Schedule 14D-9 also may be obtained (when they become available) for free by contacting the information agent for the tender offer (when one is selected).

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc., provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians’ offices.  Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly.  PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard.  Emergent Group, Inc. is a member of the Russell Microcap® Index. For investor and product information, please visit Emergent Group’s website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.  These statements are based upon management’s current expectations and are subject to uncertainty and changes in circumstances, including the risks that the proposed transactions may not be consummated (or, if consummated, consummated on the currently proposed terms including the proposed price per share) and unanticipated future events (some of which are discussed in the Company’s most recent Annual Report on Form 10-K and subsequently filed SEC reports).  There is no assurance that any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

# # #